Exhibit 3.69

00082102696

ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF UNIVERSAL ENGINEERING SERVICES, INC.	FIELD In the Office of the Secretary of State of Taxas OCT 27 1987 Clerk II-G Corporation Section

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE ONE

The name of the corporation is Universal Engineering Services, Inc.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on October 9, 1987: Article One of the Articles of Incorporation is hereby amended so as to read in its entirety as follows:

“ARTICLE ONE

The name of the corporation is Universal Ensco, Inc.”

ARTICLE THREE

The total number of shares of the corporation outstanding at the time of the adoption of the Amendment was 137,800; and the number of shares entitled to vote on the adoption of the Amendment was 137,800.

00082102697

ARTICLE FOUR

The number of shares voted for such amendment was 137,800; and the number of shares voted aginst such amendment was 0.

Dated October 9, 1987.

UNIVERSAL ENGINEERING SERVICES, INC.

BY	/s/ Wiley Hatcher
Wiley Hatcher
President

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BEFORE ME, a Notary Public, on this day personally appeared Wiley Hatcher, known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he executed the same for the purposes and consideration therein expressed.

Given under my hand and seal of office this 9th day of October, 1987.

Notary Public, State of Texas
My Commission Expires:
7-18-89